Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
INTERLINE BRANDS, INC.

FIRST.  The name of the corporation is INTERLINE BRANDS, INC. (the “Corporation”).

SECOND.  The registered office of the Corporation in the State of New Jersey is located at 14 Scenic Drive Dayton, NJ 08810, and the name of its registered agent at such address is National Corporate Research, Ltd.  The names and addresses of the current members of the Board of Directors of the Corporation (the “Board”) are set forth on Schedule A attached hereto.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

FOURTH.

1.                                       Designation.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101; of which 100 shares, no par value per share, are to be of a class designated “Common Stock” (the “Common Stock”) and one share, par value $0.01 per share, is to be of a class designated Senior Preferred Stock (the “Senior Preferred Stock”).

The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are set forth below in this ARTICLE FOURTH.  The rights, preferences, privileges and restrictions granted to and imposed upon the Senior Preferred Stock are set forth in the attached Attachment A.

2.                                       Dividends on Common Stock.  Dividends shall be paid on the Common Stock when, as and if declared by the Board.

3.                                       Voting Power.  Except as otherwise expressly provided herein, or as required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

4.                                       Other Rights Reserved to Common Stock. Except for and subject to those rights expressly granted to the holder of the Senior Preferred Stock, or except as may be provided by the laws of the State of New Jersey, the holders of Common Stock shall have exclusively all other rights of stockholders.

FIFTH.

1.                                       Election of Directors.  Members of the Board may be elected either by written ballot or by voice vote.

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2.                                       Limitation of Liability.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (c) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

3.                                       Indemnification.

(a)                                  To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges).  Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 3 of this ARTICLE FIFTH.

(b)                                 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the laws of the State of New Jersey, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

(c)                                  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 of this ARTICLE FIFTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation, as amended (the “By-laws”),

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any agreement, any vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(d)                                 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 of this ARTICLE FIFTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

(e)                                  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 3 of this ARTICLE FIFTH, the By-laws or under the laws of the State of New Jersey or any other provision of law.

(f)                                    The provisions of this Section 3 of this ARTICLE FIFTH shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 3 of this ARTICLE FIFTH is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound.  No repeal or modification of this Section 3 of this ARTICLE FIFTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(g)                                 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 of this ARTICLE FIFTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction.  The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation.  Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled.  Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

(h)                                 Any director or officer of the Corporation serving in any capacity of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of

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the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

(i)                                     Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 3 of this ARTICLE FIFTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought.  Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

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IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Incorporation to be executed in its name by the undersigned as of this 10th day of December, 2004.

INTERLINE BRANDS, INC.

By:	/s/ Laurence W. Howard III

Name: Laurence W. Howard III
Title: VP General Counsel & Secretary

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SCHEDULE A

Board of Directors

Name:	Address:
Michael J. Grebe	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Gideon Argov	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Christopher Behrens	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Barry Goldstein	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Ernest K. Jacquet	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
John J. Gavin	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Stephen V. McKenna	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Charles W. Santoro	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204
Drew T. Sawyer	c/o Interline Brands, Inc. 801 W. Bay Street Jacksonville, Florida 32204

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ATTACHMENT A

INTERLINE BRANDS, INC.

CERTIFICATE OF DESIGNATION OF
SENIOR PREFERRED STOCK,
SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
SUCH SERIES OF PREFERRED STOCK

INTERLINE BRANDS, INC., a New Jersey corporation (the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and pursuant to the provisions of Chapter 7 of the New Jersey Business Corporation Act, the Board of Directors, by unanimous written consent in lieu of meeting, adopted the following resolution creating one series of preferred stock, which resolution is as follows:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to provide by resolution or resolutions for the issuance of one share of preferred stock, par value $0.01, of the Corporation (the “Preferred Stock”), with such voting powers, full or limited, or without voting powers, and such other rights, preferences, privileges and restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the New Jersey Business Corporation Act; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of one series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

ARTICLE I.

Senior Preferred Stock

1.                                       Designation and Number of Shares.

(a)                                  There shall be hereby established a series of Preferred Stock designated as “Senior Preferred Stock” (the “Senior Preferred”), to consist of one share, par value $0.01 per share.

(b)                                 Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article II below.

2.                                       Rank.  The Senior Preferred shall, with respect to dividend distributions, redemptions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, whether voluntary or involuntary, rank senior to (a) all classes of common stock of the Corporation (including, without limitation, the common stock, no par value per share, of the Corporation (the “Common Stock”)), and (b) each other class or series of Capital Stock of the Corporation hereafter created, each of which shall expressly provide that it ranks junior to the Senior Preferred with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation (such Capital Stock, together with the Common Stock, the “Junior Stock”).

3.                                       Dividends.

(a)                                  Beginning on the date of issuance of the Senior Preferred, the holder of the outstanding share of Senior Preferred shall be entitled to receive dividends payable in cash on such share of Senior Preferred (subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or similar event involving the Senior Preferred) at an annual rate equal to 14%.  All dividends with respect to such share of Senior Preferred shall (i) begin to accrue on a daily basis, (ii) be cumulative, whether or not earned or declared, (iii) be compounded quarterly from the date of issuance of such share and (iv) shall be payable when declared by the Board of Directors.

(b)                                 All dividends accrued with respect to the share of Senior Preferred pursuant to Section 3(a) shall be payable prior to the payment of any dividend on shares of any Junior Stock.  No dividend may be paid on any securities of the Corporation ranking pari passu with the Senior Preferred unless such dividend is paid to the holder of the Senior Preferred also.

(c)                                  Dividends accrued on the Senior Preferred for any period less than a year shall be computed on the basis of a 365 or 366-day year and the actual number of days elapsed in the period for which accruable.

4.                                       Liquidation.

(a)                                  In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation, the holder of the share of Senior Preferred then outstanding shall be entitled to be paid for such share held, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to the sum of the Liquidation Value plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date of such liquidation, winding up or dissolution, whether or not declared, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock.  Except as provided in the preceding sentence, the holder of the Senior Preferred shall not be entitled to any distribution in the event of any liquidation, winding up or dissolution of the Corporation.

(b)                                 Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, winding up or dissolution to the record holder of the Senior Preferred, setting forth in reasonable detail, to the extent known, the amount of proceeds to be paid with respect to such share of Senior Preferred and the Junior Stock in connection with such liquidation, winding up or dissolution.

(c)                                  For the purposes of this Section 4, any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 51% or more of the then issued and outstanding shares of Common Stock, without giving effect to the issuance of shares under any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of Common Stock or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), shall be deemed to be a liquidation of the Corporation under Section 4(a) (which transaction or series of transactions shall be referred to herein as a “Liquidation Event”). Notwithstanding the foregoing, for so long as any of the Corporation’s 11 ½ % senior subordinated notes (the “Senior Subordinated Notes”) issued under an Indenture entered into by the Corporation, Wilmar Holdings, Inc., Wilmar Financial, Inc., Glenwood Acquisition LLC and the Bank of New York, as trustee (as supplemented or amended the “Indenture”), remain outstanding until the first anniversary of the Stated Maturity (as defined in the Indenture) of the Senior Subordinated Notes (the “Senior Subordinated Notes Period”), no event described in Section 4(a), 4(c)(i) or 4(c)(ii) above shall be deemed to be a voluntary or involuntary liquidation, winding up, a dissolution or other Liquidation Event entitling holders of the Senior Preferred to any amounts under Section 4(a) above, unless such event shall also constitute a “Change in Control” as defined in the Indenture. Furthermore, during the Senior Subordinated Notes Period, holders of the Senior Preferred shall not be entitled to any amounts under Section 4(a) above on account of an event described in Section 4(a), 4(c)(i) or 4(c)(ii) above occurring and such Sections shall not be operative, unless and until all covenants and other terms of the Senior Subordinated Notes and the Indenture have first been fully complied with, including without limitation, the making of a “Change of Control Offer” as defined in the Indenture and the purchase of any Senior Subordinated Notes tendered pursuant to such offer.

5.                                       Optional Redemption.  The Corporation may redeem the share of Senior Preferred outstanding at any time, upon a vote of the majority of the Board of Directors.  Except as otherwise provided herein, the Corporation shall mail written notice of the redemption of the Senior Preferred to the record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made.  The Corporation shall redeem the share of Senior Preferred in cash at a price per share equal to the sum of the Liquidation Value plus all accumulated and unpaid dividends thereon to the date of mailing of the redemption notice, whether or not declared.

6.                                       Voting Rights.  The holder of the share of Senior Preferred shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under New Jersey law and as follows:  (i) in connection with any proposal that the Corporation shall authorize or issue additional shares of Senior Preferred or additional classes or series of preferred stock; (ii) any changes to the rights of the Senior Preferred relating to voting, redemption, dividends, dissolution or the distribution of Corporation assets and any amendment to this Certificate of Designation; and (iii) in connection with such other subjects or matters that adversely affect the holder of Senior Preferred.

7.                                       No Reissuance of Senior Preferred.  Any share of Senior Preferred that has been redeemed or otherwise acquired by the Corporation shall be retired and canceled, shall resume the status of authorized and unissued shares of Preferred Stock and shall not be reissued, sold or transferred.

8.                                       Business Day.  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

ARTICLE II.

Definitions

As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Liquidation Value” means, with respect to the share of Senior Preferred,

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Voting Stock” of any Person means shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors or similar management body of such Person.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed by its duly authorized officer this 10th day of December, 2004.

INTERLINE BRANDS, INC.

By:	/s/ Laurence W. Howard III
Name: Laurence W. Howard III
Title: VP - General Counsel & Secretary